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Exhibit 2.2

VOTING AGREEMENT

        VOTING AGREEMENT (this "Agreement"), dated as of December 5, 2002, by and among The Dun & Bradstreet Corporation, a Delaware corporation ("Parent"), Duns Investing IX Corporation, a Delaware corporation and a wholly-owned subsidiary of Parent ("Acquisition"), Hoover's, Inc., a Delaware corporation (the "Company"), and the stockholders listed on Schedule I hereto (each, a "Stockholder").

W I T N E S S E T H:

        WHEREAS, concurrently with the execution and delivery of this Agreement, an Agreement and Plan of Merger (as such agreement may be amended from time to time, the "Merger Agreement") has been entered into by and among Parent, Acquisition and the Company, pursuant to which Parent has agreed to cause Acquisition to merge with and into the Company, with the Company continuing as the surviving corporation (the "Merger"); and

        WHEREAS, as a condition to, and in consideration for, Parent's and Acquisition's willingness to enter into the Merger Agreement and to consummate the transactions contemplated thereby, Parent and Acquisition have required that the Stockholder enter into this Agreement.

        NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

        Section 1.    Definitions.    For purposes of this Agreement:

        "Company Common Stock" means the Company's common stock, par value $0.01 per share.

        "Expiration Date" means the earlier to occur of (a) the termination of the Merger Agreement in accordance with the terms thereof and (b) the Effective Time (as defined in the Merger Agreement).

        "Stockholder Shares" means (a) the Existing Securities (as defined in Section 5(a)(i) hereof) set forth on Schedule I hereto, (b) any shares of Company Common Stock distributed prior to the termination of this Agreement in respect of the Stockholder Shares by reason of a stock dividend, split-up, recapitalization, reclassification, combination, merger, exchange of shares or otherwise and (c) any other shares of Company Common Stock of which the Stockholder acquires beneficial ownership after the date hereof and prior to the Effective Time.

        Capitalized terms used herein but not otherwise defined herein shall have the meanings ascribed to them in the Merger Agreement.

        Section 2.    Agreement to Vote Shares.    Until the Expiration Date, the Stockholder shall, at any meeting of the holders of Company Common Stock, however such meeting is called and regardless of whether such meeting is a special or annual meeting of stockholders of the Company, or at any adjournment thereof, or in connection with any written consent of stockholders of the Company, vote, or cause to be voted, the Stockholder Shares, (a) in favor of the Merger and each of the other transactions contemplated by the Merger Agreement and this Agreement (and any actions required in furtherance thereof and hereof) and (b) against the following actions (other than the Merger and the transactions contemplated by the Merger Agreement) (collectively, "Alternate Proposals"): (i) any Acquisition Proposal (as defined in Section 5(a)(v) hereof) or (ii) any other action that is intended, or could reasonably be expected, to materially impede, interfere with, delay, postpone, discourage or adversely affect the consummation of the Merger or the transactions contemplated by the Merger Agreement.

        Section 3.    Grant of Proxy; Revocation of Proxies; Reliance.

        (a)  The Stockholder hereby irrevocably grants to and appoints David J. Lewinter and Sara Mathew or either of them in their respective capacities as officers of Acquisition, with full power of substitution (such individuals and their substitutes each being referred to herein as the "Proxy"), as attorneys and proxies to vote all Stockholder Shares on all matters regarding the Merger and each of the other transactions contemplated by the Merger Agreement and this Agreement (and any actions required in furtherance thereof and hereof) or any Alternate Proposal as to which the Stockholder is entitled to vote at a meeting of stockholders of the Company, or to which the Stockholder is entitled to express consent or dissent to corporate action in writing without a meeting, in the Proxy's absolute, sole and binding discretion. The Stockholder agrees that the Proxy may, in the Stockholder's name and stead, (i) attend any annual or special meeting of stockholders of the Company and vote all Stockholder Shares on all matters regarding the Merger and each of the other transactions contemplated by the Merger Agreement and this Agreement (and any actions required in furtherance thereof and hereof) or any Alternate Proposal at any such annual or special meeting, and (ii) execute with respect to all Stockholder Shares any written consent to, or dissent from, corporate action respecting any matter regarding the Merger and each of the other transactions contemplated by the Merger Agreement and this Agreement (and any actions required in furtherance thereof and hereof) or any Alternate Proposal to which the stockholders of the Company are entitled to express such consent or dissent without a meeting. With respect to any matter regarding the Merger and each of the other transactions contemplated by the Merger Agreement and this Agreement (and any actions required in furtherance thereof and hereof) or any Alternate Proposal, the Stockholder agrees to refrain from (A) voting at any annual or special meeting of stockholders of the Company, (B) executing any written consent in lieu of a meeting of stockholders of the Company, (C) exercising any rights of dissent with respect to the Stockholder Shares, and (D) granting any proxy or authorization to any Person with respect to the voting of the Stockholder Shares, except pursuant to this Agreement, or taking any action contrary to or in any manner that violates the terms of this Agreement. The Stockholder agrees that, prior to the Expiration Date, this grant of proxy pursuant to this Section 3(a) is irrevocable and coupled with an interest and agrees that the Persons designated as the Proxy pursuant hereto may at any time name any other person who is an officer of Acquisition as a substitute Proxy hereunder to act pursuant hereto, either as to a specific matter or as to all matters. The Stockholder further agrees to execute all additional writings, consents and authorizations as may be reasonably requested by the Proxy to evidence the powers granted to the Proxy hereby or to enable the Proxy to exercise those powers.

        (b)  The Stockholder hereby represents that any proxies heretofore given in respect of the Stockholder Shares are not irrevocable, and that any such proxies are hereby revoked.

        (c)  The Stockholder understands and acknowledges that Parent, Acquisition and the Company have entered into the Merger Agreement in reliance upon the Stockholder's execution and delivery of this Agreement. The Stockholder hereby affirms that this Agreement is given in connection with the execution of the Merger Agreement and agrees to the duties of the Stockholder under this Agreement.

        Section 4.    Covenants of the Stockholder.    The Stockholder hereby agrees and covenants that, during the period from the date of this Agreement through the Expiration Date.

        (a)  Restriction on Transfers.    Except as may otherwise be agreed to by Parent and Acquisition in writing, the Stockholder shall not (i) transfer (which term shall include, without limitation, any sale, gift, pledge, hypothecation or other disposition), or consent to any transfer of, any or all of the Stockholder Shares, or any interest therein if such transfer would result in the Stockholder no longer having the power to vote, or cause to be voted, the Stockholder Shares or (ii) enter into any contract, option or other agreement or understanding with respect to any such transfer of any or all of the Stockholder Shares, or any interest therein; provided, however, that the Stockholder may (X) transfer Stockholder Shares to the Stockholder's spouse, ancestors, descendents or a trust for any of their benefit, (Y) transfer Stockholder Shares in a transaction involving the distribution without consideration of such Stockholder Shares to the Stockholder's partners, retired partners, members or retired members, or the estate of any of them, and (Z) transfer Stockholder Shares to any affiliate or subsidiary of the Stockholder; provided, further, that in each such case of (X), (Y) or (Z) above, each Person to which any of the Stockholder Shares are transferred shall have (v) executed a counterpart of this Agreement and (w) agreed to hold such Stockholder Shares subject to the terms and provisions of this Agreement to the same extent as the Stockholder. Notwithstanding anything contained herein to the contrary, Stockholders that are also directors of the Company may transfer up to 5% of their Existing Securities to an organization that is tax-exempt pursuant to Section 501(c)(3) of the Internal Revenue Code of 1986, as amended.

        (b)  Restrictions on Proxies and Voting Arrangements.    Except as otherwise provided herein, the Stockholder shall not (i) grant any proxy, power-of-attorney or other authorization in or with respect to the Stockholder Shares or (ii) deposit any of the Stockholder Shares into a voting trust or enter into a voting agreement or arrangement with respect to any of the Stockholder Shares.

        (c)  Stop Transfer.    The Stockholder shall not request that the Company register any transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any of the Stockholder's Existing Securities (as defined in Section 5(a)(i) hereof), unless such transfer is made in compliance with this Agreement.

        (d)  Waiver of Appraisal Rights.    The Stockholder hereby irrevocably and unconditionally waives, and agrees to prevent the exercise of, any rights of appraisal or rights to dissent in connection with the Merger that the Stockholder may have with respect to the Stockholder Shares.

        (e)  No Inconsistent Arrangements.    The Stockholder shall not take any other action that would in any material way restrict, limit or interfere with the performance of any of the Stockholder's obligations hereunder or the transactions contemplated hereby or by the Merger Agreement.

        Section 5.    Representations and Warranties.

        (a)  The Stockholder hereby represents and warrants to Parent and Acquisition as follows:

          (i)    Ownership of Securities.    On the date hereof, the Stockholder beneficially owns, or has the sole power to direct the voting of, the Company Common Stock set forth next to the Stockholder's name on Schedule I hereto (the "Existing Securities"). On the date hereof, the Existing Securities constitute all of the shares of voting capital stock of the Company beneficially owned by the Stockholder or as to which the Stockholder has the sole power to direct the voting of the shares.

          (ii)  Power; Binding Agreement.    The Stockholder has the power (or, if applicable, corporate power) and authority to enter into and perform all of the Stockholder's obligations hereunder, including, without limitation, the power and authority to vote the Stockholder Shares in accordance with Section 2 hereof and to grant the proxy in accordance with Section 3 hereof. The execution, delivery and performance of this Agreement by the Stockholder will not violate any other agreement to which the Stockholder is a party including, without limitation, any voting agreement, proxy arrangement, pledge agreement, stockholders agreement, voting trust or trust agreement. This Agreement has been duly and validly executed and delivered by the Stockholder and constitutes a valid and binding agreement of the Stockholder, enforceable against the Stockholder in accordance with its terms, except that (A) such enforcement may be subject to applicable bankruptcy, insolvency, moratorium, or other similar laws, now or hereafter in effect, affecting creditors' rights generally and (B) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought. There is no beneficiary or holder of a voting trust certificate or other interest of any trust of which the Stockholder is a trustee whose consent is required for the execution and delivery of this Agreement or the compliance by the Stockholder with the terms hereof.

          (iii)  No Conflicts.    None of the execution and delivery of this Agreement by the Stockholder, the consummation by the Stockholder of the transactions contemplated hereby or compliance by the Stockholder with any of the provisions hereof shall (A) conflict with, or result in any breach of, any organizational documents applicable to the Stockholder if the Stockholder is an entity, (B) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any note, loan agreement, bond, mortgage, indenture, license, contract, commitment, arrangement, understanding, agreement or other instrument or obligation of any kind to which the Stockholder is a party or by which the Stockholder or any of the Stockholder Shares may be bound, or (C) violate any order, writ, injunction, decree, judgment, order, statute, arbitration award, rule or regulation applicable to the Stockholder or any of the Stockholder Shares, in each case, in a manner that could reasonably be expected to materially hinder or impede the Stockholder's ability to perform its obligations hereunder.

          (iv)  No Encumbrances.    Except as established hereby, the Existing Securities are now and, at all times during the term hereof, will be held by the Stockholder, or by a nominee or custodian for the benefit of the Stockholder, free and clear of all proxies, voting trusts, agreements, understandings or arrangements whatsoever, in each case, that could reasonably be expected to materially hinder or impede the Stockholder's ability to perform its obligations hereunder.

          (v)  No Solicitation.    The Stockholder, solely in its capacity as a stockholder of the Company, will not and will cause its Affiliates, directors, officers, employees, agents or representatives not to, directly or indirectly, (i) solicit, initiate, facilitate or actively encourage (including by way of furnishing or disclosing non-public information) any inquiries or the making of any proposal with respect to any merger, consolidation or other business combination involving the Company or any Subsidiary of the Company, the acquisition of all or any significant part of the assets or 20% or more of the issued and outstanding capital stock of the Company, or the acquisition of all or any significant part of the assets or any capital stock of any Subsidiary of the Company (an "Acquisition Proposal") or (ii) negotiate or otherwise engage in discussions with any Person (other than Parent and its representatives) with respect to any Acquisition Proposal, or which may reasonably be expected to lead to a proposal for an Acquisition Proposal, or enter into any agreement, arrangement or understanding with respect to any such Acquisition Proposal. Notwithstanding the foregoing, if the Company pursuant to Section 2.2 of the Merger Agreement is permitted to furnish information to and engage in discussions and negotiations with a third party, then the Stockholder may also furnish information to, and participate in discussions and negotiations with, such third party to the same extent, but subject to the same limitations, as the Company.

        (b)  Parent and Acquisition, jointly and severally, represent and warrant to the Stockholder as follows:

          (i)    Power; Binding Agreement.    Each of Parent and Acquisition has the corporate power and authority to enter into and perform all of its obligations under this Agreement. This Agreement has been duly and validly executed and delivered by each of Parent and Acquisition and constitutes a valid and binding agreement of each of Parent and Acquisition, enforceable against each of them in accordance with its terms, except as the enforceability thereof may be limited by (A) applicable bankruptcy, insolvency, moratorium, reorganization or similar laws in effect that affect the enforcement of creditors rights generally or (B) general principles of equity, whether considered in a proceeding at law or in equity.

        Section 6.    Termination.    This Agreement and the covenants, representations, warranties, and agreements contained herein shall terminate upon the Expiration Date. Upon any termination of this

Agreement, this Agreement shall thereupon become void and of no further force and effect, and there shall be no liability in respect of this Agreement or of any transactions contemplated hereby or by the Merger Agreement on the part of any party hereto or any of its directors, officers, partners, stockholders, employees, agents, advisors, representatives or Affiliates; provided, however, that nothing contained herein shall relieve any party from any liability for such party's willful breach of this Agreement prior to termination.

        Section 7.    Miscellaneous.

        (a)  Notices.    All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by facsimile (with a confirmatory copy sent by overnight courier), by overnight courier service or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 7(a)):

  if to Parent or Acquisition:

  The Dun & Bradstreet Corporation
  103 JFK Parkway
  Short Hills, New Jersey
  Telecopier No.: (866) 561-5154
  Attention: General Counsel

  with a copy to:

  Hunton & Williams
  Riverfront Plaza, East Tower
  951 East Byrd Street
  Richmond, Virginia 23219
  Telecopier No.: (804) 788-8218
  Attention: John Owen Gwathmey

  if to the Company:

  Hoover's, Inc.
  5800 Airport Boulevard
  Austin, Texas 78752
  Telecopier No.: (512) 374-4600
  Attention: General Counsel

  with a copy to:

  Wilson Sonsini Goodrich & Rosati, P.C.
  8911 Capital of Texas Highway North
  Westech 360, Suite 3350
  Austin, Texas 78759-7247
  Telecopier No.: (512) 338-5499
  Attention: J. Robert Suffoletta, Jr.

if to Stockholder, to Stockholder and counsel as stated on Schedule II hereto.

        (b)  Severability.    If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Merger be consummated as originally contemplated to the fullest extent possible.

        (c)  Entire Agreement.    This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

        (d)  Assignment.    The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided that, except as provided herein, no party may assign, delegate or otherwise transfer any of its rights or obligations hereunder, in whole or in part, by operation of law or otherwise by any of the parties, without the consent of the other parties hereto.

        (e)  Parties in Interest.    This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing herein, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

        (f)    Specific Performance.    The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

        (g)  Governing Law.    This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware (regardless of the laws that might otherwise govern under applicable principles of conflicts of law) as to all matters, including, but not limited to, matters of validity, construction, effect, performance and remedies.

        (h)  WAIVER OF JURY TRIAL.    EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF PARENT, ACQUISITION OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT THEREOF.

        (i)    Further Assurances.    From time to time prior to the Expiration Date, at the request of Parent or Acquisition, the Stockholder shall execute and deliver to Parent and Acquisition, or cause the record holder of Stockholder Shares to execute and deliver to Parent and Acquisition, such additional letters or instruments to comply with applicable Law and stock exchange rules as Parent or Acquisition may reasonably request in connection with the Stockholder's obligations under this Agreement.

        (j)    Descriptive Headings; Interpretation.    The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

        (k)  Amendment, Modification and Waiver.    This Agreement may not be amended, modified or waived except by an instrument or instruments in writing signed and delivered on behalf of the party hereto against whom such amendment, modification or waiver is sought to be entered.

        (l)    Counterparts.    This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

        (m)  No Limitation on Actions of Stockholder as Director.    Notwithstanding anything to the contrary contained in this Agreement, in the event that the Stockholder is a director of the Company, nothing in this Agreement is intended or shall be construed to require the Stockholder, in the Stockholder's capacity as a director of the Company, to fail to act in accordance with the Stockholder's fiduciary duties in such capacity.

[Remainder of Page Intentionally Left Blank]

        IN WITNESS WHEREOF, Parent, Acquisition, the Company and the Stockholders have caused this Agreement to be duly executed as of the day and year first above written.

THE DUN & BRADSTREET CORPORATION
By:
Name:
Its:
DUNS INVESTING IX CORPORATION
By:
Name:
Its:
HOOVER'S, INC.
By:
Name:
Its:
[STOCKHOLDER]

SCHEDULE I

LIST OF EXISTING SECURITIES

        Stockholders' Holdings of Company Common Stock

Registered Holder	Number of Shares Held
Total

SCHEDULE II

NOTICES

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  Exhibit 2.2
VOTING AGREEMENT
SCHEDULE I LIST OF EXISTING SECURITIES
SCHEDULE II NOTICES